Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated October 19, 2007

Enhanced Participation Stock-Linked Note Linked to Microsoft Corporation

October 19, 2007
Final Terms

Issuer:	Eksportfinans ASA

Index Stock:	Microsoft Corporation (Bloomberg Ticker “MSFT UQ”)

Issue Price:	100% of face amount

Face Amount:	Each note will have a face amount equal to $31.01 (the Initial Index Stock Price); $7,419,328.56 in the aggregate for all the offered notes

Denominations:	$31.01 (the Initial Index Stock Price)

Trade Date:	October 19, 2007

Settlement Date:	November 2, 2007, unless postponed due to a market disruption event or otherwise

Stated Maturity Date:	December 4, 2008, unless postponed due to a market disruption event or otherwise

Determination Date:	November 19, 2008, unless postponed due to a market disruption event or otherwise

Initial Index Stock Price:	$31.01

Final Index Stock Price:	The closing level of the Index Stock on the primary exchange on the Determination Date

Participation Level:	200%

Trigger Price:	$26.36 (approximately 85% of the Initial Index Stock Price)

Cap Price:	$34.42 (approximately 111% of the Initial Index Stock Price)

Maximum Redemption:	$37.83 (approximately 122% of the Initial Index Stock Price)

Index Stock Return:	The result of (1) the Final Index Stock Price minus the Initial Index Stock Price divided by (2) the Initial Index Stock Price, expressed as a percentage

Payment Amount:	On the Stated Maturity Date, you will receive an amount in cash per note equal to:

If the Final Index Stock Price>= Cap Price, Maximum Redemption

If Initial Index Stock Price<= Final Index Stock Price<Cap Price, Face Amount + (Face Amount x Participation Level x Index Stock Return)

Goldman, Sachs & Co.	1

If the market price of the Index Stock does not fall below the Trigger Price at any time during the Measurement Period, and if Final Index Stock Price < Initial Index Stock Price Face Amount

If the market price of the Index Stock falls below the Trigger Price at any time during the Measurement Period, and if Final Index Stock Price < Initial Index
Stock Price
Face Amount x (100% + Index Stock Return)

This note is not principal protected. Investors can lose up to 100% of the principal invested.

Measurement Period:	Any trading day from but not including the Trade Date up to and including the Determination Date

Calculation Agent:	Goldman, Sachs & Co.

CUSIP:	R2188Y593
Investment Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the prospectus for the notes, including any applicable prospectus supplement, which will be made available to prospective investors upon an offering of the notes.
Disclaimers
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Goldman, Sachs & Co.	2